EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333–146540 on Form F-3 of our reports dated March 28, 2008, relating to the financial statements of DryShips Inc. and subsidiaries and the effectiveness of DryShips Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 20-F of DryShips Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
October17, 2008